Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into this 27th day of September, 2024 among Guardian Merger Corp., an Indiana corporation (“Merger Sub”), Guardian Pharmacy, LLC, an Indiana limited liability company (“Guardian Pharmacy”), and Guardian Pharmacy Services, Inc., a Delaware corporation (“Guardian Services”).

RECITALS

WHEREAS, Merger Sub and Guardian Pharmacy desire to merge into a single limited liability company (the “Merger”) pursuant to Chapter 2 of the Indiana Uniform Business Organization Transactions Act (the “IN Act”);

WHEREAS, the board of directors of Merger Sub and the sole stockholder of Merger Sub have duly adopted and approved the execution and performance of this Agreement in accordance with the IN Act; and

WHEREAS, the board of directors of Guardian Services and the sole stockholder of Guardian Services have duly adopted and approved the execution and performance of this Agreement in accordance with the IN Act; and

WHEREAS, the board of managers of Guardian Pharmacy and a supermajority in interest of the preferred members of Guardian Pharmacy have duly adopted and approved the execution and performance of this Agreement in accordance with the IN Act and the Amended and Restated Operating Agreement of Guardian Pharmacy, dated May 1, 2018, as amended (the “Operating Agreement”).

NOW, THEREFORE, both parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of the Merger and mode of carrying the same into effect as follows:

AGREEMENT

1. Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the IN Act, at the Effective Time, Merger Sub will be merged with and into Guardian Pharmacy, the separate corporate existence of Merger Sub will cease, and Guardian Pharmacy will continue as the surviving limited liability company in the Merger (the “Surviving Entity”).

2. Filings; Effective Time. As soon as practicable following the execution hereof, the parties will cause articles of merger with respect to the Merger to be executed and filed with the Secretary of State of the State of Indiana. The Merger will become effective upon the filing of such documents or at such later time as indicated therein (such time, the “Effective Time”).

3. Articles of Organization and Operating Agreement. As of the Effective Time, (a) the articles of organization of Guardian Pharmacy in effect immediately prior to the Effective Time will continue as the articles of organization of the Surviving Entity, and (b) the Operating Agreement in effect immediately prior to the Effective Time will continue as the operating agreement of the Surviving Entity, until amended or amended and restated in accordance with its terms.

4. Managers of the Surviving Entity. The managers of Guardian Pharmacy immediately prior to the Effective Time will be the managers of the Surviving Entity until the earlier of the death, resignation or removal of any such person or until their respective successors are duly elected or appointed, as applicable.

5. Effects Generally. The Merger will have the effects set forth in the IN Act.

6. Effects on Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any other person or entity, (a) each issued and outstanding share of capital stock of Merger Sub will be converted into one thousand (1,000) Common Units of Guardian Pharmacy, (b) each issued and outstanding Common Unit of Guardian Pharmacy as of immediately prior to the Effective Time (other than Common Units held by Guardian Investor, Inc.) will be converted into the right to receive one fully paid and non-assessable share of Class B Common Stock, par value $0.001 per share, of Guardian Services, plus the right to receive $1.02 in cash, without interest, and (c) each issued and outstanding Common Unit of Guardian Pharmacy held by Guardian Investor, Inc. as of immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding immediately following the Merger as a Common Unit of the Surviving Entity.

7. Miscellaneous.

a. Amendments. This Agreement may only be amended by a written instrument executed by the parties hereto.

b. Counterparts. This Agreement may be executed in multiple original or .pdf counterparts (including by electronic signature and/or transmission), each of which will be deemed an original, and all of which taken together will be considered one and the same agreement.

c. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Indiana without regard to the conflict of laws principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

GUARDIAN PHARMACY, LLC

By:	/s/ David K. Morris
Name: David K. Morris
Title: Chief Financial Officer

GUARDIAN MERGER CORP.

By:	/s/ Fred P. Burke
Name: Fred P. Burke
Title: President and Chief Executive Officer

GUARDIAN PHARMACY SERVICES, INC.

By:	/s/ Fred P. Burke
Name: Fred P. Burke
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]